Exhibit 4.35

LETTER OF UNDERTAKING

To: Beijing Zhongxi Champion Healthcare Education Technology Co., Ltd. (“Zhongxi Healthcare Education”)

We, Zhu Zhengdong and Yin Baohong, respectively and irrevocably, hereby covenant with and undertake to Zhongxi Healthcare Education as at the date hereof that:

(a)	If, as a shareholder of Beijing Champion Healthcare Education Technology Co., Ltd. (“Champion Healthcare Education”), I receive any dividends, interests, other distributions or remnant assets after liquidation from Champion Healthcare Education, unless restricted by laws, regulations or legal procedures, I will remit all such income to Zhongxi Healthcare Education without compensation after paying the corresponding tax and/or any other expense required by laws, regulations or legal procedures;

(b)	If, as a shareholder of Champion Healthcare Education, unless restricted by laws, regulations or legal procedures, upon the exercise of the call option of Zhongxi Healthcare Education pursuant to the Exclusive Option Agreement entered into by and among Zhongxi Healthcare Education, Champion Healthcare Education and me as of December 28, 2015, I will transfer all or part of the equity interests to Zhongxi Healthcare Education on a nominal or minimal purchase price;

(c)	If, as a shareholder of Champion Healthcare Education, I receive any purchase consideration for all or part of the equity interests transferred to Zhongxi Healthcare Education by me upon the exercise, from time to time, of the call option of Zhongxi Healthcare Education pursuant to the Exclusive Option Agreement, unless restricted by laws, regulations or legal procedures, I will remit all such consideration to Zhongxi Healthcare Education without compensation after paying the corresponding tax and/or any other expense required by laws, regulations or legal procedures.

(d)	As a shareholder of Champion Healthcare Education, I shall act in the best interest of Zhongxi Healthcare Education unless restricted by laws, regulations or legal procedures.

Dated: December 28, 2015

Zhu Zhengdong
ID Card No.: 320102196806142439
By:	/s/ Zhengdong Zhu
Yin Baohong
ID Card No.: 320102196710242849
By:	/s/ Baohong Yin